EXHIBIT 10.2
November 21, 2006
Mr. Evan Jones
Chairman and CEO
Digene Corporation
1201 Clopper Road
Gaithersburg, MD 20878
Dear Evan:
          On behalf of the Board of Directors of Digene Corporation (the “Company”), in my capacity as Lead Director and Chairman of the Nominating and Corporate Governance Committee, I am pleased to confirm the arrangements pursuant to which you will voluntarily resign as Chief Executive Officer of the Company and will transition to the role of non-executive Chairman of the Board of Directors of the Company. The purpose of this letter is to outline the financial and other components of our understanding.
          1. You will resign as Chief Executive Officer of the Company effective upon the commencement of employment of Daryl Faulkner as Chief Executive Officer and President, presently contemplated for December 11, 2006. Subsequent to your resignation, you will be available as reasonably requested to assist in the transition of your duties to Mr. Faulkner.
          2. Your employment by the Company will terminate and, except as specifically set forth herein, the Employment Agreement, dated as of February 17, 2006, between you and the Company, except for the provisions of Sections 7, 8, 9, 10, 12 and 13 thereof, and the Change in Control Employment Agreement, dated as of February 17, 2006, between you and the Company will terminate on December 31, 2006.
          3. Effective January 1, 2007, you will serve in a non-executive capacity as Chairman of the Board of Directors of the Company to serve at the pleasure of the Board.
          4. Effective with your resignation, you will vacate the Company’s premises, except as thereafter needed in the performance of your transition duties as requested by Mr. Faulkner or as appropriate in the performance of your duties as Chairman.

Mr. Evan Jones
November 21, 2006

          5. You will be paid your fiscal 2007 bonus (prorated for the six months of your employment during fiscal 2007) at the same time as payment of the other fiscal 2007 executive officer bonuses, as approved by the Compensation Committee and the Board of Directors.
          6. Commencing January 1, 2007, you will receive the following compensation for service as a director of the Company:
               (a) The same annual retainer as is paid to the other non-employee directors (prorated in the first year for the period of your service as a non-employee director);
               (b) Meeting fees at the same rate as is paid to the other non-employee directors;
               (c) A $50,000 annual retainer as non-executive Chairman of the Board (prorated in the first year for the period of service as a non-executive Chairman);
               (d) Commencing with the 2007 Annual Meeting of Stockholders, you will be granted stock options and awarded restricted stock units in the same amount and on the same terms as the other non-employee directors; and
               (e) You will be reimbursed for your reasonable business expenses in a similar manner to the other non-employee directors.
          7. During your period of service as a director of the Company, your outstanding employee stock options will continue to vest and be exercisable. Upon ceasing to be a director at the request of the Board, or if the Board does not nominate you for election as a director at the 2008 Annual Meeting, your outstanding employee stock options will become fully vested and exercisable. Upon otherwise ceasing to be a director, your outstanding employee stock options will cease to vest. Upon ceasing to be a director, you will have three (3) months within which to exercise those options that were vested and exercisable at the time you ceased to be a director. Unvested options will terminate.
          8. During your period of service as a director, your Performance Shares Awards will continue to vest. Upon ceasing to be a director, your outstanding Performance Shares Awards will be prorated for that portion of the Performance Period during which you served as an employee or a director of the Company and will vest at target.
          9. You will be entitled to the other benefits to which other employees whose employment has terminated are generally entitled.
          10. No adjustment will be made for vacation days taken in excess of allowed vacation days or for unused sick days as of December 31, 2006.
          11. Except in the normal course of business in the performance of your duties, you shall not, during the period of your service as a director or at any time thereafter, directly or

Mr. Evan Jones
November 21, 2006

indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by you during the course of, or as an incident to, your employment by the Company or your service as a director, relating to the Company, the directors of the Company, or any entity with which the Company does business, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, formulae, pricing policies, the substance of agreements with customers and others, and arrangements, customer lists and any other documents embodying such confidential information; provided, however, that confidential information shall not include any information that has become public knowledge through no fault of yours. You also agree not to disclose any confidential or proprietary information that the Company obtains from a third party and which the Company treats as confidential or proprietary or designates as confidential, whether or not such information is owned or developed by the Company.
          All information and documents relating to the Company shall be the exclusive property of the Company, and you shall use your best efforts to prevent any publication or disclosure thereof. Upon termination of your service as a director, all documents, records, reports, writings and other similar documents containing confidential information then in your possession or control shall be returned to and left with the Company; provided, however, that you may retain any such documents which have been generally distributed to the entire Board of Directors.
          12.
               (a) You hereby acknowledge and recognize that, during the period of your service as a director, you will be privy to trade secrets and confidential proprietary information critical to the Company’s business and, accordingly you agree that, in consideration of the benefits to be received by you hereunder, you will not, from and after the date hereof until the later of the termination of your service as a director and the second anniversary of the payment of all your outstanding Performance Shares Awards (i) directly or indirectly engage in the development, production, marketing or sale of products that compete (or, upon commercialization, would compete) with products of the Company being developed (so long as such development has not been abandoned), produced, marketed or sold during the period of your service as a director or, if later, until the time of the payment of all your outstanding Performance Shares Awards (hereinafter a “Competing Business”) whether such engagement shall be as an owner, partner, investor, employee, officer, director, affiliate, consultant, advisor or other participant in any Competing Business; (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above; or (iii) induce employees of the Company or any subsidiary thereof to terminate their employment with the Company or any subsidiary thereof or engage in any Competing Business. The ownership of not more than 5% of the stock of any entity having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Stock Market or a minority investment in any private entity which, at the time of your investment, was not, or expected to be, a Competing Business shall not be deemed, in and of itself, to violate the prohibitions of this Section 12(a).

Mr. Evan Jones
November 21, 2006

               (b) During the period of your service as a director and for five (5) years thereafter, you shall not disparage, deprecate, or make any comments or take any other actions, directly or indirectly, that will reflect adversely on the Company or its officers, directors, employees or agents or adversely affect their business reputation or goodwill.
               (c) You understand that the foregoing restrictions may limit your ability to earn a livelihood in a business similar to the business of the Company, but nevertheless believe that you have received and will receive sufficient consideration and other benefits, as an employee and as a director of the Company and as otherwise provided herein, to justify such restrictions which, in any event (given your education, skills and ability), you believe would not prevent you from earning a living.
               (d) If any portion of the restrictions set forth in this Section 12 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. You declare that the territorial, time limitations and scope of activities restricted as set forth in this Section 12 are reasonable and properly required for the adequate protection of the business of the Company. In the event that any such territorial, time limitation and scope of activities restricted is deemed to be unreasonable by a court of competent jurisdiction, the Company and you agree to the reduction of the territorial, time limitation or scope to the area or period which such court shall have deemed reasonable.
               (e) The existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.
          13. You will promptly disclose, grant and assign to the Company, for its sole use and benefit (including its subsidiaries), any and all inventions, improvements, technical information and suggestions in any way relating to the business of the Company (as conducted during your employment with the Company or your service as a director) which you may develop or acquire (whether or not during usual working hours) until the later of the termination of your employment by the Company and the second anniversary of the payment of all your outstanding Performance Shares Awards, together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith: (i) you shall, without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and (ii) you shall render to the Company, at its expense (including a reasonable payment for the time involved in case you are not then in its employ or serving as a director), all such assistance as it may require in the prosecution of applications of said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved

Mr. Evan Jones
November 21, 2006

relating to any such patents, inventions, improvements or technical information. The provisions of this Section 13 will survive any termination of this Agreement and the termination of your employment with the Company or service as a director.
          14. During the period of your service as a director, you shall abide by and conduct yourself in accordance with the Company’s policies on sexual harassment, insider trading, confidentiality, corporate disclosure, conflicts of interest and any other written policy of the Company, the violation of which could result in the termination of an employee.
          15. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.
          16.
               (a) You acknowledge and understand that the provisions of the covenants contained in Sections 11, 12, 13 and 14 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of such provisions would cause the Company irreparable harm. In the event of a breach or threatened breach by you of the provisions of Sections 11, 12, 13 or 14 hereof, the Company will be entitled to seek an injunction restraining you from such breach. Nothing herein contained will be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.
               (b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 11, 12, 13, 14, 15 and 16 hereof will survive the expiration or other termination of this Agreement until, by their terms, such provisions are no longer operative.
          17. To the extent that the provisions of Sections 11, 12, 13 and 14 hereof are similar to or duplicates of provisions contained in other agreements between you and the Company, the provisions of this Agreement shall control; provided, however, that in the event that the provisions of Sections 11, 12, 13 and 14 hereof expire prior to similar provisions in any such other agreements, the provisions of such other agreements will continue to apply after expiration of the applicable terms of this Agreement.
          18. Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by registered or certified mail, return receipt requested, or overnight delivery using a national courier service, or by facsimile or electronic

Mr. Evan Jones
November 21, 2006

transmission, with confirmation as to receipt, to the Company at the address set forth below and to you at the address set forth in the personnel records of the Company, or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing:
Digene Corporation
1201 Clopper Road
Gaithersburg, Maryland 20878
Attention: General Counsel
with a copy to:
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103-7599
Attention: Morris Cheston, Jr., Esquire
          19. If any of the covenants contained in this Agreement, any part of any such covenant, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or the remainder of the Agreement, which shall be given full effect, without regard to the invalid portions.
          20. The waiver or breach of any term or condition of this Agreement shall not be deemed to constitute a waiver or breach of any other term or condition.
          21. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, and no modification or waiver of any provision hereof shall be valid unless it be in writing and signed by all of the parties hereto. Subject to Sections 2 and 17 hereof, this Agreement supersedes all prior agreements or understandings between the parties with respect to the subject matter hereof, including, without limitation, that certain Employment Agreement, dated as of February 17, 2006, between you and the Company and that certain Change in Control Employment Agreement, dated as of February 17, 2006, between you and the Company.
          22. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, and upon your legal representatives, heirs and distributes, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned or transferred by either party without the prior written consent of the other party.
          23. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without reference to principles of conflicts of laws.

Mr. Evan Jones
November 21, 2006

          If the foregoing accurately sets forth your understanding of our agreement, please so indicate by signing and dating the enclosed copy of this letter and returning it to me in the envelope provided.

Sincerely, DIGENE CORPORATION
By:	/s/ Joseph M. Migliara
Joseph M. Migliara
Chairman Nominating and Corporate Governance Committee and Lead Director

Agreed to this 22nd day of November, 2006

/s/ Evan Jones Evan Jones